Exhibit 10.39

July 29, 2016
Emilio Braghi

Dear Emilio,

Your contributions to Novelis are very important. In recognition of this, the Company has put in place an enhancement to the FY2017 Long-Term Incentive Plan (LTIP), known as the “Bridge Award”. The Bridge Award is intended to encourage you to remain with Novelis by supplementing you with a cash incentive while the new Novelis Performance Unit component of the FY2017 LTIP matures. The Bridge Award is in addition to your other compensation such as your base salary, annual bonus opportunity and long-term incentive opportunity.

You will receive three payments for the FY2017 Bridge Award in the total amount of $ 50,000.

First Payment in December 2016        $ 15,000
Second Payment in December 2017        $ 15,000
Third Payment in December 2018        $ 20,000

Because this opportunity is designed to enhance our LTIP as a retention incentive, in the event that you voluntarily terminate your employment prior to December 31, 2019, or are terminated for cause, you will be required to repay the gross amount of any payments made under the Bridge plan in the previous 12 months and you will not be entitled to any other payments thereafter. If you are terminated involuntarily without cause, any unpaid cash installments will be immediately cancelled, but you will not be required to repay any cash payments you have received.

Your acceptance of any payments under this award shall constitute your acceptance of the terms and conditions set forth above.

I am very pleased that we are able to offer you this opportunity and I look forward to your continued support as a key member of the team as we focus on building an even more successful Novelis.

Regards,
Steve Fisher
President and Chief Executive Officer
Novelis Inc.